SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

(Amendment No. 1)*

Contango Oil & Gas Company
(Name of Issuer)

Common Stock, Par Value $0.04 per Share
(Title of Class of Securities)

21075N105
(CUSIP Number)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW CAPITAL PARTNERS IV, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW CAPITAL PARTNERS IV, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* OO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW IV 892 INVESTORS, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CCR MANAGEMENT A, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CONCERT CAPITAL RESOURCES A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CCR MANAGEMENT B, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CONCERT CAPITAL RESOURCES B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CCR MANAGEMENT C, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 21075N105	13G

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CONCERT CAPITAL RESOURCES C, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Contango Oil & Gas Company (the “Company”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

     3700 Buffalo Speedway, Suite 960, Houston, Texas 77098

Item 2(a). Name of Person Filing:

This statement is filed jointly on behalf of the persons identified below (collectively, the “Reporting Persons”). In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Morgan Stanley (“MS”)

MSDW Capital Partners IV, Inc. (“MSDWCP IV, Inc.”)

MSDW Capital Partners IV, LLC (“MSDWCP IV, LLC”)

Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSDWCP IV, L.P.”)

MSDW IV 892 Investors, L.P. (“MSDW IV 892, L.P.”)

Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSDWCI IV, L.P.”)

CCR Management A, LLC (“CCRA, LLC”)

Concert Capital Resources A, L.P. (“CCRA, L.P.”)

CCR Management B, LLC (“CCRB, LLC”)

Concert Capital Resources B, L.P. (“CCRB, L.P.”)

CCR Management C, LLC (“CCRC, LLC”)

Concert Capital Resources C, L.P. (“CCRC, L.P.”)

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., MSDW IV 892, L.P. and MSDWCI IV, L.P. is:

     1585 Broadway
     New York, New York 10036

     The address of the principal business office of CCRA, LLC, CCRA, L.P., CCRB, LLC, CCRB, L.P., CCRC, LLC and CCRC, L.P. is:

     2 Houston Center
     909 Fannin, Suite 1850
     Houston, Texas 77010

Item 2(c). Citizenship:

     The citizenship of MS, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., MSDW IV 892, L.P., MSDWCI IV, L.P., CCRA, LLC, CCRA, L.P., CCRB, LLC, CCRB, L.P., CCRC, LLC and CCRC, L.P. is Delaware.

Item 2(d). Title of Class of Securities:

      This statement relates to the Company's Common Stock, par value $0.04 per share (the “Shares”).

Item 2(e). CUSIP Number:

     21075N105

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person’s name in the table in Item 4(c) below.

      (a) Amount beneficially owned:

      This is the Reporting Persons’ final amendment to the Schedule 13G and is an exit filing.

      As of December 31, 2004, the Reporting Persons no longer beneficially own any Shares.

      MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

      (b) Percent of class:

Morgan Stanley	0% of the Shares

MSDW Capital Partners IV, Inc.	0% of the Shares

MSDW Capital Partners IV, LLC	0% of the Shares

Morgan Stanley Dean Witter Capital Partners IV, L.P.	0% of the Shares

MSDW IV 892 Investors, L.P.	0% of the Shares

Morgan Stanley Dean Witter Capital Investors IV, L.P.	0% of the Shares

CCR Management A, LLC	0% of the Shares

Concert Capital Resources A, L.P.	0% of the Shares

CCR Management B, LLC	0% of the Shares

Concert Capital Resources B, L.P.	0% of the Shares

CCR Management C, LLC	0% of the Shares

Concert Capital Resources C, L.P.	0% of the Shares

     (c) Number of shares as to which such person has:

	(i)	(ii)	(iii)	(iv)
	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of

Morgan Stanley	0	0	0	0

MSDW Capital Partners IV, Inc.	0	0	0	0

MSDW Capital Partners IV, LLC	0	0	0	0

Morgan Stanley Dean Witter Capital Partners IV, L.P.	0	0	0	0

MSDW IV 892 Investors, L.P.	0	0	0	0

Morgan Stanley Dean Witter Capital Investors IV, L.P.	0	0	0	0

CCR Management A, LLC	0	0	0	0

Concert Capital Resources A, L.P.	0	0	0	0

CCR Management B, LLC	0	0	0	0

Concert Capital Resources B, L.P.	0	0	0	0

	(i)	(ii)	(iii)	(iv)
	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of

CCR Management C, LLC	0	0	0	0

Concert Capital Resources C, L.P.	0	0	0	0

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable

Item 8. Identification and Classification of Members of the Group.

      Not applicable

Item 9. Notice of Dissolution of Group.

      Not applicable

Item 10. Certifications.

      Not applicable

SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005

MORGAN STANLEY

By:	/s/ Peter R. Vogelsang

	Name:	Peter R. Vogelsang
	Title:	Authorized Signatory

MSDW CAPITAL PARTNERS IV, INC.

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President

MSDW CAPITAL PARTNERS IV, LLC

By:	MSDW Capital Partners IV, Inc., as Institutional Managing Member

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President

MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.

By:	MSDW Capital Partners IV, LLC, as General Partner
By:	Metalmark Subadvisor LLC, as attorney-in-fact

By:	/s/ Kenneth F. Clifford

	Name:	Kenneth F. Clifford
	Title:	Chief Financial Officer

MSDW IV 892 INVESTORS, L.P.

By:	MSDW Capital Partners IV, LLC, as General Partner
By:	Metalmark Subadvisor LLC, as attorney-in-fact

By:	/s/ Kenneth F. Clifford

	Name:	Kenneth F. Clifford
	Title:	Chief Financial Officer

MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.

By:	MSDW Capital Partners IV, LLC, as General Partner
By:	MSDW Capital Partners IV, Inc., as Institutional Managing Member of the General Partner

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President

CCR MANAGEMENT A, LLC
CCR MANAGEMENT B, LLC
CCR MANAGEMENT C, LLC

By:	Each of their respective sole Members

By:	/s/ Leigh J. Abramson

	Name:	Leigh J. Abramson
	Title:	Authorized Signatory

CONCERT CAPITAL RESOURCES A, L.P.
CONCERT CAPITAL RESOURCES B, L.P.
CONCERT CAPITAL RESOURCES C, L.P.

By:	Each of their respective General Partners

By:	/s/ Leigh J. Abramson

	Name:	Leigh J. Abramson
	Title:	Authorized Signatory